Exhibit 99.3

INCENTIVE FEE AGREEMENT

This Incentive Fee Agreement (this “Agreement”) is entered into on March 4, 2015 by and between ZAIS Group Parent, LLC (“ZGP”) and Neil Ramsey (“Ramsey”).

WHEREAS, HF2 Financial Management, Inc. (“HF2”) has entered into that certain Investment Agreement, dated as of September 16, 2014, as amended by the First Amendment to the Investment Agreement dated as of October 31, 2014, and the Second Amendment to the Investment Agreement dated as of March 3, 2015 (as amended, the “Investment Agreement”) by and among HF2, ZGP and members of ZGP, pursuant to which the Company will acquire a majority of the Class A Units of ZGP (the “Business Combination”); and

WHEREAS, Ramsey, through NAR Special Global, LLC and dQuant Special Opportunities Fund, LP (the “Ramsey Investors”), beneficially owns a 10.1% interest in the Class A Common Stock of the Company; and

WHEREAS, it is a condition to the completion of the Business Combination that the Trust Account (as defined in the Investment Agreement) established by HF2 at the time of its initial public offering have available at least $65 million to deliver to ZGP, after giving effect to redemptions and Expense Payments (as defined in the Investment Agreement); and

WHEREAS, as of the initial deadline for notices of redemption by HF2 stockholders, the number of shares tendered for redemption would have reduced the Trust Account below the amount required to meet the closing condition in the Investment Agreement;

WHEREAS, to enable HF2 to meet the condition to closing that at least $65 million be available in the Trust Account, Ramsey has indicated a willingness to cause the Ramsey Investors to make additional investments in the Class A Common Stock of HF2 through purchases of such Class A Common Stock in open market or privately negotiated transactions (with other holders of the Company’s Class A Common Stock who have indicated a desire to redeem their Class A Common Stock) prior to the closing of the Business Combination, after which Ramsey will beneficially own 24.2% of the Company’s Class A Common Stock (the “Required Additional Purchases”) but to date Ramsey has not committed to such course of action; and

WHEREAS, to incentivize Ramsey to commit to cause the Required Additional Purchases to be made so as to enable HF2 to meet the closing condition in the Investment Agreement, ZGP is willing to pay Ramsey the Incentive Fee (defined below) under the terms and conditions herein.

NOW, THEREFORE, in consideration of the mutual undertakings and premises herein contained, the parties hereto hereby agree as follows:

1. Incentive Fee. Provided the Required Additional Purchases are made, ZGP shall pay Ramsey three million four hundred thousand dollars ($3,400,000) (the “Incentive Fee”) within five (5) business days following the Closing (as defined in the Investment Agreement). Payment of the Incentive Fee is conditioned on the Closing of the Business Combination. If the Closing of the Business Combination does not occur, then this Agreement shall be null and void.

2. Other Matters.

(a) This Agreement contains the complete and entire understanding and agreement between the parties and supersedes any previous communications, representations or agreements, verbal or written, related to the subject matter of this Agreement. This Agreement may only be amended by a writing signed by the party to be charged or its successor(s) in interest.

(b) This Agreement shall be binding upon and shall inure to the benefit of the parties, their respective heirs, executors, administrators and assigns.

(c) This Agreement shall not be modified or amended except by a written instrument signed by the parties hereto.

(d) This Agreement may not be assigned without the written consent of the other party.

(e) This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware.

(f) Each of the parties hereto agrees that it shall hereafter execute and deliver such additional instruments and undertake such additional acts as may be required or useful to carry out the intent and purpose of this Agreement and as are not inconsistent with the terms hereof.

(g) This Agreement may be signed in counterparts by the parties. Each counterpart, when executed and delivered, shall be considered a complete and original instrument and it shall not be necessary to produce or account for any other counterpart when making proof of this Agreement.

IN WITNESS WHEREOF, the undersigned have executed this Agreement effective as of the date first written above.

ZAIS GROUP PARENT, LLC

/s/ Christian Zugel		Dated:	March 4, 2015
By:	Christian Zugel
Its:	Managing Member

RAMSEY

/s/ Neil Ramsey		Dated:	March 4, 2015
By:	Neil Ramsey
Its:	Principal

- 3 -